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                                                                  Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT


To the Board of Directors
 Foodmaker Inc.:


We consent to the incorporation by reference in registration statement
No. 33-50934 on Form S-3 of Foodmaker, Inc. and in registration statement Nos. 33-67450, 33-54602 and 33-51490 on Form S-8 of Foodmaker, Inc. of our report dated March 22, 1994, which included an explanatory paragraph regarding the confirmation of Family Restaurants, Inc. bankruptcy plan, relating to the consolidated balance sheet of Family Restaurants, Inc. and its subsidiaries as of December 26, 1993 and the related statements of operations, common stockholders' deficit and cash flows for each of the two years in the period ended December 26, 1993, which report appears in the December 25, 1994 annual report on Form 10-K of Family Restaurants, Inc. and subsidiaries.


DELOITTE & TOUCHE LLP



Costa Mesa, California
April 11, 1995